Exhibit 10.1

EXECUTION VERSION
Dated as of June 25, 2016

ONEX WILDCAT LLC
AND
WIRECO WORLDGROUP (CAYMAN) INC.

SUBSCRIPTION AGREEMENT

CONTENTS
CLAUSE    PAGE

Exhibits

Exhibit A – Form of Shareholders Agreement
Exhibit B – Form of Amended and Restated Memorandum and Articles of Association
Exhibit C – MIP Term Sheet
Exhibit D – Form of Amended and Restated Paine Management Agreement
Exhibit E – Form of Buyer Management Agreement
Exhibit F – Form of Registration Rights Agreement
Exhibit G – Guarantee

Schedules

Disclosure Schedules
Schedule 1.1
Schedule 2.1(c)
Schedule 4.10
Schedule 5.2
Schedule 5.3(a)
Schedule 5.4
Schedule 6.2(e)
Schedule 10.11

Annexes

Annex E – Sources and Uses Schedule
Annex 9 – Other Matters

Other Defined Terms

ABL Facility	Section 5.4(c)

Accounting Arbitrator	Section 2.1(b)

accredited investor	Section 4.8(f)

Agreement	Preamble

Audited Financial Statements	Section 3.7(a)

Bankruptcy and Equity Exception	Section 3.2

Buyer	Preamble

Closing	Section 2.1

Closing Date	Section 2.2

Closing Date Funding Increase	Section 5.4(c)

Commitment Letters	Section 4.5(a)

Company	Preamble

Company Benefit Plan	Section 3.14(a)

Company Related Parties	Section 10.2

Confidentiality Agreement	Section 5.1

DDTC	Section 2.23.3

Debt Commitment Letters	Recitals

Debt Financing	Recitals

Definitive Agreements	Section 5.4

DOJ	Section 5.3(a)

Employee Representatives	Section 3.13

End Date	Section 8.1(c)

Equity Commitment Letter	Section 4.5(a)

Equity Financing	Section 4.5(a)

ERISA	Section 3.14(a)

ERISA Affiliate	Section 3.14(d)

Exchange Act	Section 3.7(c)

Existing Indebtedness	Recitals

Final Adjustment Date Net Debt	Section 2.1(b)

Final Other Indebtedness	Section 2.1(b)

Financial Statements	Section 3.7(a)

Foreign Benefit Plan	Section 3.14(a)

FTC	Section 5.3(a)

Guarantee	Section 4.5(e)

Initial Borrower	Recitals

ITAR	Section 2.2

Junior Debt Commitment Letter	Recitals

Junior Facilities	Section 5.4(c)

Junior Lenders	Recitals

Leased Real Property	Section 3.8(b)

Lenders	Recitals

Material Contracts	Section 3.19(a)

MIP	Section 5.6

Original WRCA Structure	Section 3.10(j)

Post-Signing Statement	Section 2.1(b)

Professional Fees	Section 10.11

Proposed Date	Section 2.1

Purchase Price	Section 2.1

Purchased Shares	Section 2.1

Real Property Leases	Section 3.8(b)

Refinancing	Recitals

Registered IP	Section 3.9

Registered Subsidiary	Section 3.7(a)

Sarbanes-Oxley Act	Section 3.7(c)

Securities Act	Section 4.8(f)

Senior Debt Commitment Letter	Recitals

Senior Lenders	Recitals

Shareholders Agreement	Recitals

Sources and Uses Schedule	Section 2.1(a)

Sponsor	Section 4.5(a)

Tax Documents	Section 3.10(j)

Termination Fee	Section 8.3(a)

Top Customers	Section 3.22(a)

Top Suppliers	Section 3.22(a)

Unaudited Financial Statements	Section 3.7(a)

WRCA Acquisition	Section 3.10(j)

STOCK SUBSCRIPTION AGREEMENT
STOCK SUBSCRIPTION AGREEMENT dated as of June 24, 2016 (this Agreement) by and between WireCo WorldGroup (Cayman) Inc., a Cayman Islands exempted company (the Company) and Onex Wildcat LLC, a Delaware limited liability company (the Buyer).
WHEREAS, the Company desires to issue and sell to the Buyer, and the Buyer desires to purchase, the Purchased Shares (as defined below), subject to the terms and conditions of this Agreement;
WHEREAS, in connection with the Closing (as defined below), the existing indebtedness of the Company and its Subsidiaries (all such existing indebtedness described on Schedule 5.4, the Existing Indebtedness) will be refinanced (the Refinancing);
WHEREAS, at the Closing, the Buyer, the Company and certain other parties shall enter into an Amended and Restated Shareholders Agreement of the Company (the Shareholders Agreement), in substantially the form attached hereto as Exhibit A, setting forth certain agreements with respect to the Company;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor (as defined below) has executed and delivered the Equity Commitment Letter (as defined below) naming the Company as an express third party beneficiary of the terms thereof; and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has received and accepted (x) a fully executed commitment letter dated as of the date hereof (together with all exhibits, annexes and schedules thereto and the Fee Letter and side letter, each as dated as of the date hereof, and each as amended, supplemented or replaced in compliance with this Agreement, the Senior Debt Commitment Letter) between Onex Wildcat LLC (the Initial Borrower) and the lenders named therein (collectively, the Senior Lenders) pursuant to which such Senior Lenders have agreed, subject to the terms and conditions thereof, to provide the amounts of senior debt financing set forth therein, and for the purposes described therein and (y) a fully executed commitment letter between Onex Wildcat LLC and the lender named therein dated as of the date hereof (together with all exhibits, annexes and schedules thereto, and as amended, supplemented or replaced in compliance with this Agreement, the Junior Debt Commitment Letter and, together with the Senior Debt Commitment Letter, the Debt Commitment Letters ) from the lenders named therein (collectively, the Junior Lenders and, together with the Senior Lenders, the Lenders) pursuant to which such Junior Lenders, comprised of the Buyer and/or its Affiliates, have agreed, subject to the terms and conditions thereof, to provide the amounts of junior debt financing set forth therein, and for the purposes described therein. The debt financing to be provided by the Financing Sources and the Junior Lenders and committed to pursuant to the Debt Commitment Letters is referred to in this Agreement as the Debt Financing.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
Action means any action, complaint, demand, petition, suit, arbitration, investigation, hearing or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity.
Adjustment Date Net Debt means (i) all indebtedness for borrowed money of the Company and its Subsidiaries, together with all accrued and unpaid interest thereon, under the debt instruments set forth in Schedule 1.1, including for the avoidance of doubt one month of interest on the 9.50% Senior Notes due 2017 (which amount shall be the amount set forth in Schedule 1.1 and not subject to adjustment), less (ii) all cash and cash equivalents of the Company and its Subsidiaries, in each case as of June 30, 2016, and calculated in the same manner, and in accordance with the same practices, policies, principles, methods and procedures, as the calculations of the estimates thereof set forth in Schedule 1.1.
Affiliate means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative thereto.
Amended and Restated Memorandum and Articles means the Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit B hereto.
Anti-Corruption Laws means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the U.K. Bribery Act of 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; the Anti-Corruption Law (2014 Revision) (as amended from time to time) of the Cayman Islands; or any other applicable Laws or regulations of any Governmental Entity relating to bribery or corruption.
Balance Sheet Date means March 31, 2016.
Business Day means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, NY or the Cayman Islands.
Chinese JV Agreement means the Equity Joint Venture Contract, dated as of June 12, 2006, as amended, by and between Jiangbei Steel Processing and Logistics Co. Ltd, a Chinese limited liability company, and WRCA Hong Kong Holding Company Limited, a Hong Kong limited liability company.

Code means the Internal Revenue Code of 1986, as amended, and the regulations, rulings and other pronouncements issued thereunder.
Commitment Letters means the Equity Commitment Letter together with the Debt Commitment Letters.
Compliant means, with respect to the Required Information and the other marketing material used in connection with the Debt Financing, that: (i) the Required Information and such marketing material does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information or such marketing material not misleading in light of the circumstances in which made; (ii) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information or such marketing material; and (iii) it shall not become necessary to restate any historical financial statements included in the Required Information or such marketing material, and no such restatement shall be under consideration.
Debt Repayment Conditions means the conditions precedent to the repayment, redemption or satisfaction and discharge, as applicable, of all Existing Indebtedness listed on Schedule 5.4 at Closing in accordance with its terms in a manner consistent with Section 2.3(c) hereof, including, without limitation, the delivery of one or more pay-off letters and lien release documentation with respect to the Existing Credit Agreement in form reasonably acceptable to the Buyer, consummating a satisfaction and discharge of the notes issued under the Existing Indenture at Closing (together with issuing a notice of redemption of such notes at Closing), but not prior to the Closing Date, and issuing a conditional notice of redemption to the holders of the notes issued under the Existing Note Purchase Agreement at least 30 (but not more than 60) days prior to the Closing.
Disclosure Schedules means the schedules, dated as of the date hereof, delivered by the Company to the Buyer and which form a part of this Agreement.
Environmental Law means any Laws concerning occupational health and safety, pollution or protection of the environment, including all such Laws relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes (Hazardous Substances) into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Substances.
Estimated Adjustment Date Net Debt means $797,225,611.12.
Existing Indenture means the indenture, dated as of May 19, 2010, among the Company, the guarantors party thereto and U.S. Bank, National Association, as trustee.
Existing Note Purchase Agreement means the note purchase agreement, dated as of July 12, 2012, as supplemented and amended, among the Company, the guarantors party thereto and the noteholders party thereto.
Existing Shareholder Instrument means (i) a contractual agreement, in a form reasonably satisfactory to the Buyer and Paine & Partners Capital Fund III, L.P., pursuant to which the Buyer agrees to pay to the Existing Shareholders 20% of the cash-on-cash gain the Buyer would have otherwise received in excess of a 2.75x cash-on-cash return on its aggregate equity investment in the Company, or (ii) a security issued by the Company, in a form reasonably satisfactory to the Buyer and Paine & Partners Capital Fund III, L.P., providing that the Existing Shareholders shall receive 20% of the cash-on-cash gain the Buyer would have otherwise received in excess of a 2.75x cash-on-cash return on its aggregate equity investment in the Company.
Final Per Share Price means an amount equal to the Final Pre-Money Equity Amount divided by the Fully Diluted Share Number.
Final Pre-Money Equity Amount means an amount equal to (i) the Pre-Money Equity Amount minus (ii) the Net Debt Adjustment Amount minus (iii) the amount of Final Other Indebtedness in excess of $500,000 in the aggregate (if any).
Final Total New Equity Amount means an amount equal to the Total New Equity plus the Net Debt Adjustment Amount.
Financing means, collectively, the Equity Financing and the Debt Financing.
Financing Sources means the agents, arrangers, Senior Lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Senior Debt Commitment Letter and their respective partners, stockholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, representatives or affiliates and any successors or assigns of the foregoing.
Fully Diluted Share Number means 2,055,089 Ordinary Shares, which number shall be adjusted in accordance with Section 2.1(b), if necessary, to reflect any inaccuracy as of June 30, 2016.
GAAP means United States generally accepted accounting principles.
Government Official means any officer or employee of a foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other person connected to a Governmental Entity or acting on behalf of the foregoing.
Governmental Entity means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, or any entity owned or controlled by any of the foregoing; provided that other than with respect to Section 3.16, any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Indebtedness means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations, arising under any obligations of the Company or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, (ii)

indebtedness evidenced by any note, bond, debenture or other debt security other than performance and similar bonds issued in the ordinary course of business, (iii) letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of the Company or any of its Subsidiaries, (iv) obligations under leases required in accordance with GAAP to be recorded as capital leases, and (v) all obligations of the type referred to in clauses (i) through (iv) of the Company or any of its Subsidiaries, the payment of which the Company or any of its Subsidiaries is responsible or liable as guarantor or otherwise.
Intellectual Property means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know-how and other proprietary rights; (vi) rights in computer software; and (vii) licenses with respect to any of the foregoing.
Knowledge of the Company means the actual knowledge of Christopher Ayers, Brian Block, Gary Gluzberg, José Gramaxo and Keith Hyder.
Law means any law, treaty, rule, regulation, judgment, injunction, order, ordinance, statute, requirement, binding guidance, or decree of any Governmental Entity.
Lien means any mortgage, lien, pledge, charge, security interest, claim, option, right of first refusal or offer or other encumbrance of any kind.
Losses means all claims, losses, Taxes, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including in connection with or resulting from the defense, settlement and/or compromise of a claim, demand or assessment, and including the reasonable costs, expenses and fees of attorneys, accountants, expert witnesses and investigators.
Marketing Period means the first period of 20 consecutive Business Days commencing on the date on which the Buyer has received the Required Information and throughout which such Required Information has been Compliant; provided that such period shall not include July 4, 2016 (provided that the exclusion of such day shall not otherwise affect the running of such twenty consecutive Business Days) and that the Marketing Period shall either end on or prior to August 19, 2016 or begin on or after September 5, 2016; provided, further, that if the Company shall in good faith believe that it has provided the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information shall be deemed to have been delivered on the date of delivery of such notice unless Buyer in good faith reasonably believes the Company has not completed the delivery of the Required Information and within 5 Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).
Material Adverse Effect means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the negotiation, execution or announcement of this Agreement or of the transactions contemplated by this Agreement; (ii) conditions affecting the industries in which the Company and its Subsidiaries operate or participate (including any such conditions affecting customers and suppliers), the economy as a whole or the financial, credit, commodities (including oil) or capital markets in general (including currency and commodity price fluctuations); (iii) the taking of any action required by this Agreement (other than the first sentence of Section 5.2); (iv) any change in applicable Laws or the interpretation thereof; (v) actions taken at the Buyer’s written request or with the Buyer’s written consent; (vi) actions required to be taken under applicable Laws; (vii) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (viii) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent the cause of such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (ix) any national or international political or social conditions, including the commencement, continuation or escalation of a war, hostilities, political instability or other international or national calamity, police action, act of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; and (x) the effect of any work stoppages, earthquakes, floods, hurricanes, tornadoes, fires or other natural or man-made disasters or force majeure events, or any epidemic, pandemic or other outbreak of disease; provided, further, that, in the case of clauses (ii), (iv), (vi), (vii), (ix) and (x) above, if such change, effect, event, occurrence, state of facts or development disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, in any material respect as compared to other Persons or businesses that operate in the industry and location in which such change, effect, event, occurrence, state of facts or development occurs, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development shall not be deemed included in such clauses and may be taken into account in determining whether a Material Adverse Effect has or will occur (to the extent not otherwise excluded from this definition of Material Adverse Effect).
Memorandum and Articles of Association means the Amended and Restated Memorandum and Articles of Association of the Company in effect as of the date hereof.
Net Debt Adjustment Amount means an amount, which may be a positive or negative number, equal to the Final Adjustment Date Net Debt minus the Estimated Adjustment Date Net Debt.
Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.
Ordinary Share means an ordinary share in the capital of the Company having a par or nominal value of $0.01 each.

Other Indebtedness means Indebtedness of the Company and its Subsidiaries as of the date of this Agreement that has not been incurred pursuant to the agreements, documents or other instruments or arrangements set forth on Schedule 3.6(d).
Paine Management Agreement means the letter agreement, dated February, 2007, by and among Fox Paine Management II, LLC, Wire Rope Corporation of America, Inc. and WRCA (Cyprus) Holdings, Ltd.
Permitted Liens means any (i) Lien for Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising by operation of Law in the ordinary course of business, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) Liens imposed or promulgated by Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (v) Liens of real property that (A) are matters of records, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, (C) underground utility easements or (D) do not materially interfere with the present uses, or materially impair the value, of such real property, (vi) Liens that will not survive the Closing, (vii) Liens referred to in the Financial Statements or the notes thereto, (viii) Liens imposed in connection with the Debt Financing, and (ix) Liens arising in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use, or materially impair the value, of the affected property in the operation of the business of the Company or its Subsidiaries.
Person means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.
Pre-Money Equity Amount means $107,214,160.95.
Required Information means the information with respect to the business, operations and financial condition of the Company and its Subsidiaries as may be reasonably requested by the Buyer and that is customary to be included in marketing materials for senior secured indebtedness (or any documentation or deliverables in connection therewith) and required by the Senior Debt Commitment Letter.
SEC Reports means all reports, statements, schedules and other documents publicly filed by the Company or the Registered Subsidiary on or after January 1, 2016 and prior to the day immediately preceding the date of this Agreement.
Subsidiary means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) of which such Person (or one or more of such Person’s Subsidiaries, or such Person together with one or more of such Person’s Subsidiaries) holds or controls at least a majority of the securities or other equity interests that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.
Tax or Taxes means any U.S. federal, state, local or non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, or other tax of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.
Taxing Authority means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including a schedule or attachment thereto, and including any amendment thereof.
Total New Equity means $262,493,543.32.
Section 1.2    Rules of Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder.
(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted.
(g)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

ARTICLE 2

PURCHASE AND SALE
Section 2.1    Purchase and Sale. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company agrees to issue and sell to the Buyer, and the Buyer agrees to purchase from the Company, the number of newly issued Ordinary Shares (the Purchased Shares) as determined in accordance with Section 2.1(c), and including any additional Ordinary Shares issued in accordance with Sections 5.4(c) and 10.11, free and clear of any Liens, other than transfer restrictions under applicable securities Laws, Liens under the Shareholders Agreement, the Amended and Restated Memorandum and Articles and Liens resulting from actions of the Buyer. The aggregate cash purchase price for the Purchased Shares shall be $262,493,543.32 (the Purchase Price), as adjusted pursuant to Sections 2.1(c), 5.4(c) and 10.11 (and for the avoidance of doubt, additional Ordinary Shares may be issued in consideration therefor in accordance with Sections 5.4(c) and 10.11), which has been calculated based on the sources and uses set forth on Annex E (the Sources and Uses Schedule).
(b)    For the purpose of determining the final Purchase Price and the number of Ordinary Shares issuable at Closing to the Buyer in exchange therefor, the Company shall deliver a statement signed by the Company’s chief financial officer (the Post-Signing Statement) no later than July 15, 2016 setting forth the (A) actual amount of Adjustment Date Net Debt, (B) all Other Indebtedness and (C) the actual Fully Diluted Share Number. The Company shall provide the Buyer with reasonable access to all relevant records, relevant personnel and relevant accounting representatives used in the preparation of the Post-Signing Statement reasonably requested by the Buyer. If the Buyer disagrees with any of the amounts or numbers set forth on the Post-Signing Statement, the Buyer shall notify the Company in writing by July 30, 2016. If the Buyer delivers a written notice to the Company by July 30, 2016, the Buyer and the Company shall negotiate in good faith to resolve any such dispute and any resolution agreed to in writing shall be final and binding on the parties. If the Buyer and the Company are unable to resolve the dispute within 10 days of the delivery of written notice by Buyer to the Company, then the disputed matters shall be referred to an accounting firm of national standing that is not the independent auditor of either the Buyer or the Company (the Accounting Arbitrator). The Accounting Arbitrator shall deliver to the Buyer and the Shareholders, as promptly as practicable and in any event within 20 days after its appointment, a written report setting forth the resolution of any unresolved disputes determined in accordance with the terms herein. The Company shall be responsible for the fees and expenses of the Accounting Arbitrator. The Adjustment Date Net Debt and the Other Indebtedness as finally determined pursuant to this Section 2.1(b) shall be the Final Adjustment Date Net Debt and the Final Other Indebtedness.
(c)    At the Closing, the Company shall issue to the Buyer a number of Ordinary Shares equal to the Final Total New Equity Amount divided by the Final Per Share Price. The final Purchase Price shall be an amount equal to the Purchase Price plus the Net Debt Adjustment Amount, if any (together with any increases required, if any pursuant to Sections 5.4(c) and 10.11, in exchange for such number of Ordinary Shares, if any, as contemplated by Sections 5.4(c) and 10.11 (but without duplication of any amount already calculated pursuant to Section 2.1(a))).

A sample calculation, for illustrative purposes only, of the Final Total New Equity Amount, the Final Per Share Price, the relevant adjustment to the Purchase Price and the amount of Ordinary Shares to be issued at Closing is set forth on the Schedule 2.1(c). Other than as expressly set forth in this Section 2.1, as expressly contemplated by Section 5.4(c) (in respect of Closing Funding Date Increases) and Section 10.11 (in respect of Professional Fees), the Parties agree that there shall be no adjustments to the amount of Ordinary Shares issuable to the Buyer at Closing or thereafter pursuant to this Agreement, whether in respect of other amounts set forth on the Sources and Uses Schedule or otherwise. Notwithstanding anything herein to the contrary, no item (other than the items in the amounts set forth on Schedule 1.1) or amount shall be included in Adjustment Date Net Debt or Other Indebtedness if the Buyer had knowledge of such item or amount as of the date of this Agreement (including where such item or amount was disclosed in the Company’s quality of earnings report as made available to the Buyer).
Section 2.2    Closing. The sale and purchase of the Purchased Shares (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP located at 601 Lexington Avenue, New York, NY 10022 at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article 6 (other than those to be satisfied at the Closing itself, but subject to such conditions being satisfied at the Closing) (such third (3rd) Business Day, the Proposed Date) or on or at such other date, time or place as the Buyer and the Company may mutually agree in writing; provided, however, that if the Proposed Date would occur prior to September 30, 2016, the Company shall have the right to elect to delay the Closing until the earlier of (x) September 30, 2016 and (y) the fifteenth (15th) day following the Proposed Date, subject to the satisfaction or waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article 6, which are required to be satisfied at the Closing; provided, further, that, unless otherwise agreed by the Buyer and the Company, the Closing shall not occur any earlier than the second (2nd) Business Day after the end of the Marketing Period (unless the Debt Financing has been obtained prior to such date). The date on which the Closing occurs is referred to herein as the Closing Date.
Section 2.3    Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:
(a)    the Company shall allot and issue the Purchased Shares to Buyer at an issue price of the Final Per Share Price;
(b)    the Buyer shall deliver to the Company the Purchase Price, by wire transfer of immediately available funds to the account(s) designated in writing by the Company to the Buyer prior to the Closing;
(c)    the Existing Indebtedness shall be repaid, redeemed or discharged, as applicable, in full and all commitments thereunder shall be terminated substantially concurrently with the Closing and receipt of payment from the Buyer pursuant to Section 2.3(a), and the Company shall deliver to the Buyer (x) a pay-off letter and lien release documentation in respect of the Existing Credit Agreement, (y) evidence that the Company has redeemed or repurchased in full all indebtedness owing in respect of the Existing Note Purchase Agreement substantially concurrently with the

Closing and (z) evidence that the Company has (1) satisfied and discharged the Existing Indenture substantially concurrently with the Closing and (2) delivered at Closing an irrevocable notice of redemption of the notes issued under the Existing Indenture, in each case in form and substance reasonably satisfactory to the Buyer (it being understood that in no event shall the Company be required to deliver any notices to repay, redeem, repurchase or discharge any Existing Indebtedness which notice is not revocable or conditional on the occurrence of the Closing);
(d)    the Company will register the Purchased Shares, on issue after due payment therefor, in its register of members in the name of the Buyer; and
(e)    the Buyer and the Company shall make such other deliveries as are contemplated by Article 7.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) the Disclosure Schedules and (ii) the SEC Reports (but only to the extent such disclosure in such SEC Reports does not constitute a forward-looking statement, a “risk factor” or other disclosure that is similarly predictive, cautionary or forward-looking in nature and provided that the representations and warranties set forth in Sections 3.1, 3.2 and 3.5 shall not be qualified by the SEC Reports), the Company hereby represents and warrants to the Buyer as follows:
Section 3.1    Corporate Existence. The Company is an exempted company duly incorporated, validly existing and in good standing under the applicable Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate or lease all material properties and assets now owned, operated or leased by it. The Company is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. True, complete and correct copies of the organizational documents of the Company and its Subsidiaries were made available to Buyer prior to the date of this Agreement.
Section 3.2    Authorization. All corporate actions required to be taken by the Company in order to authorize the Company to enter into this Agreement have been taken, and all corporate actions required to authorize the Company to issue the Purchased Shares at the Closing and to consummate the transactions contemplated hereby have been taken or will be taken prior to the Closing. All corporate action on the part of the directors of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Purchased Shares has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (clauses (i) and (ii), being the Bankruptcy and Equity Exception).
Section 3.3    Governmental Authorization. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person is required on the part of the Company with respect to its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and the other filings set forth on Schedule 5.3(a), (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect, (c) compliance with applicable securities Laws, (d) as otherwise disclosed on Schedule 3.3, (e) the filing of a 60-day notice to the U.S. Department of State’s Directorate of Defense Trade Controls (DDTC) in connection with the Company’s registration under the International Traffic in Arms Regulations (ITAR), and (f) consents, approvals, authorizations, designation, declarations or filings resulting solely from requirements applicable to the Buyer.
Section 3.4    Non-contravention. Except as set forth on Schedule 3.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.3, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with, or result in a violation or breach of, the memorandum of association, articles of association, certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) result in a violation or revocation of any required license, permit or approval from any Governmental Entity or other Person, (d) conflict with, resulting in a breach of, constitute (with or without due notice or lapse of time or both) a default under, resulting the acceleration of obligations under, create in any party the right to terminate, modify or cancel any Material Contract, or (e) result in the creation or imposition of any Lien with respect to any of the assets or properties of the Company or any of its Subsidiaries (other than Permitted Liens) except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c), (d) and (e) would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.5    Capitalization. As of the date of this Agreement, as set forth on Schedule 3.5, the authorized capital of the Company is $50,000 divided into 5,000,000 shares having a par or nominal value of $0.01 each. Upon the passing of the required resolutions to, among other things, adopt the Amended and Restated Memorandum and Articles, the authorized capital of the Company will be sufficient for the Company to issue (i) the Purchased Shares to the Buyer at the Closing and (ii) the maximum number of Ordinary Shares that the Company could be required to issue pursuant to Section 9.2. Part 1 of Schedule 3.5 sets forth the current capitalization of the Company, and Part 2 of Schedule 3.5 sets forth the capitalization of the Company immediately following the Closing (which shall be adjusted to reflect the actual number of Ordinary Shares issued to the Buyer pursuant to the terms of this Agreement), after giving effect to the issue, sale and purchase of the Purchased Shares, the adoption of the Amended and Restated Memorandum and Articles and the other transactions contemplated hereby (including the adoption and implementation of the MIP). Except as set forth on Schedule 3.5, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of the Company’s capital stock, or any agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as set forth on Schedule 3.5, there no voting trusts, stockholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company or any of its Subsidiaries or any agreement or arrangement providing for registration rights with respect to the capital stock of the Company or any of its Subsidiaries.
Section 3.6    Subsidiaries. (a) Each of the Company’s Subsidiaries has been duly formed, incorporated or organized and is validly existing under the laws of its jurisdiction of formation, incorporation or organization and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted, except where the failure to have such power and authority, would not have a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and (where applicable) in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with applicable securities Laws or exemptions therefrom and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.6(b), the Company or one or more of its Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries. Except as set forth on Schedule 3.6(b), there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
(c)    Except as set forth on Schedule 3.6(c), none of the Company or any of its Subsidiaries owns any equity, partnership, membership or similar interest in any other Person.
(d)    Schedule 3.6(d) sets forth a list of all agreements evidencing Indebtedness of the Company and its Subsidiaries as of the date hereof.
Section 3.7    Financial Statements. (a) The audited consolidated financial statements of the Company included in the annual report on Form 10-K of WireCo WorldGroup Inc. (the Registered Subsidiary) for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 (the Audited Financial Statements) and the unaudited consolidated financial statements of the Company included in the Registered Subsidiary’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016 (the Unaudited Financial Statements and together with the Audited Financial Statements, the Financial Statements), were prepared in accordance with GAAP (except, in the case of the Unaudited Financial Statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of Unaudited Financial Statements, to normal year-end adjustments that are not material in the aggregate).
(b)    Neither the Company nor any Subsidiary thereof has any liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except for liabilities (i) included or disclosed in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) incurred in connection with this Agreement or the transactions contemplated hereby, (iv) disclosed on Schedule 3.7(b) or (v) which would not, individually or in the aggregate, have a Material Adverse Effect.
(c)    Since January 1, 2014, (i) the Company and the Registered Subsidiary have filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by them with the SEC, all of which have complied as of their respective filing dates or, if amended, as of the date of such amendment in all material respects with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the Exchange Act) and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the Sarbanes-Oxley Act), as the case may be, each as in effect on the date so filed or furnished (or, if applicable, when amended), and (ii) the Company and the Registered Subsidiary will file all reports, schedules, forms, statements and other documents required to be filed or furnished by them with the SEC prior to the Closing, all of which will comply as of their respective filing dates in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed or furnished. The applicable principal executive officer and the principal financial officer of the Company have made all certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. None of the SEC Reports (as amended prior to the date hereof, if applicable), including any financial statements or schedules included or incorporated by reference therein, at the time filed (or if amended prior to the date hereof, as of the date of such amendment), contained (or will contain when filed) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. None of the Company’s Subsidiaries (other than the Registered Subsidiary) is required to file periodic reports with the SEC pursuant to the Exchange Act.
(d)    The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company and its Subsidiaries and (ii) all transactions of the Company and its Subsidiaries. Except as set forth in Schedule 3.7(d), since December 31, 2014, the Company has not had any “material weakness” or “significant deficiency” in connection with its internal controls over financial reporting.
Section 3.8    Real Property. (a) Schedule 3.8(a) lists, as of the date of this Agreement, all material real properties that are owned by the Company or one of its Subsidiaries (the Owned Real Property). Except as set forth on Schedule 3.8(a), or except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to all Owned Real Property, free and clear of Liens other than Permitted Liens. The Owned Real Property includes all real property, easements, rights of way, and other real property interests appurtenant to the real property (when taken together with the Real Property Leases) necessary to conduct the business and operations of the Company and its Subsidiaries in all material respects as presently conducted.
(b)    Schedule 3.8(b) lists, as of the date of this Agreement, all material real property leases and subleases under which the Company or one of its Subsidiaries are a lessee (the Real Property Leases and the properties leased thereunder, the Leased Real Property). Except as set forth on Schedule 3.8(b) or except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in all Leased Real Property, subject to the Bankruptcy and Equity Exception and any Permitted Liens and (ii) none of the Company or its Subsidiaries have received any written notice from any lessor of such Leased Real Property, nor, to the Knowledge of the Company, is there any existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property.
(c)    With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding Owned Real Property), except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or hold pursuant to valid and enforceable leases free and clear of any Liens other than Permitted Liens, all such properties and assets necessary to the conduct of the businesses of the Company and its Subsidiaries.
Section 3.9    Intellectual Property. Schedule 3.9 sets forth a list of all registered and applications to register Intellectual Property owned by the Company (Registered IP). To the Knowledge of the Company, all Registered IP is valid and enforceable.
(b)    Except as would not have a Material Adverse Effect, the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or other right or permission, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted.
(c)    The operation of the business of the Company does not infringe or otherwise violate the Intellectual Property of any third party in any material respect, provided that the foregoing is given to the Knowledge of the Company with respect to patents and trademarks, and the Company has not received a written notice in the last twelve (12) months alleging the foregoing.
(d)    To the Knowledge of the Company, no third party has infringed Intellectual Property owned by the Company within the last twelve (12) months, in any material respect.
(e)    The Company is not party to any pending or, to the Knowledge of the Company, threatened actions or other proceedings relating to Intellectual Property within the last twelve (12) months.
(f)    The Company has implemented reasonable measures consistent with industry practices to protect the confidentiality of its trade secrets and other confidential information.
(g)    The Company is the owner by assignment or as a matter of law of all material Intellectual Property created by Company employees in the course of their employment. The Company is not in material breach of any license or other agreement pursuant to which it uses material software or other material Intellectual Property of third parties.
(h)    The Company has not experienced any material cybersecurity breach or other material data misappropriation in the last twenty-four (24) months.
(i)    Consummation of the transactions contemplated herein will not alter or impair the Company’s rights in any Intellectual Property in any material respect.
(j)    This Section 3.9 constitutes the sole and exclusive representations or warranties hereunder relating to infringement of Intellectual Property.
Section 3.10    Taxes. (a) There have been filed on a timely basis all material federal, state, local and foreign income Tax Returns required to be filed by the Company and its Subsidiaries and all such Tax Returns were true, correct and complete in all material respects. No extension of time within which to file any such Tax Return has been requested by or granted to the Company or any of its Subsidiaries.
(b)    All Taxes required to be paid by the Company or any of its Subsidiaries (as the case may be) to any Taxing Authority have been paid.
(c)    No material issues have been raised and are currently pending by any Taxing Authority in connection with any Tax Returns. No waivers or extensions of statutes of limitation with respect to any Tax Returns have been given by or requested from the Company or any of its Subsidiaries. All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by the Company or any of its Subsidiaries have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established in accordance with GAAP and is fully reflected as a liability in the Financial Statements.
(d)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement. Neither the Company nor any of its

Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined or similar Tax Return (other than a group the common parent of which was the Company or one of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.
(e)    There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable.
(f)    The Company and its Subsidiaries have each withheld from amounts paid to their respective employees, independent contractors, creditors, stockholders and other third parties all Taxes required by Law to have been withheld therefrom and have paid all such Taxes to the appropriate Taxing Authority in accordance with applicable Law.
(g)    None of the Company and its Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code, or any similar provision of state, local or foreign law, and no Taxing Authority has proposed any such adjustment or change in accounting method.
(h)    Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any of its Subsidiaries has requested or received any private letter ruling, transfer pricing agreement or other similar ruling or agreement from any Taxing Authority.
(i)    To the Knowledge of the Company, all transactions among the Company and its Subsidiaries (and their respective Affiliates) have been conducted at arm’s length and in compliance with applicable Tax Law in all material respects, including Section 482 of the Code (and any similar provision of state or non-U.S. Law), and the Company and its Subsidiaries have complied with all Laws regarding the execution and maintenance of reasonable contemporaneous documentation substantiating the transfer pricing practices of the Company and its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all applicable Tax Laws with respect to payments of dividends, management fees, and other similar items, including any such Laws regarding the preparation and retention of documentation establishing or substantiating the amount of any applicable withholding or other Tax and any relevant facts and circumstances.
(j)    To the Knowledge of the Company, the Buyer has been provided with true and accurate copies of all final written opinions, memoranda and agreements relating to tax treatment or structure (Tax Documents) that were prepared or executed in connection with (i) the acquisition in 2007 of the stock of Wire Rope Corporation of America, Inc. by a wholly owned subsidiary of Fox Paine Capital Fund III, L.P. (the WRCA Acquisition), (ii) the ownership structure that was formed in connection with the acquisition described in clause (i) above (the Original WRCA Structure), (iii) any changes that have occurred to the Original WRCA Structure since the closing of the WRCA Acquisition, and (iv) any intercompany transactions among the Company and any of its Subsidiaries (including any predecessors to the Company or any of its Subsidiaries) since the WRCA Acquisition, except, in each case, for any such Tax Documents that are, to the Knowledge of the Company, not substantive, are not material or (taking into account the Tax Documents provided to the Buyer) are in substance duplicative or redundant, and provided that, to the Knowledge of the

Company, (x) all Tax Documents provided to the Buyer by the Company are consistent with all substantive final Tax advice the Company has received regarding the matters described in clauses (i) through (iv) above and are representative of all of the Tax Documents prepared or executed in connection with the matters described in clauses (i) through (iv) above, and (y) all of the Tax Documents prepared or executed in connection with the matters described in clauses (i) through (iv) above but not provided to the Buyer are not inconsistent in any substantive and material respect with any of the Tax Documents that were provided to the Buyer by the Company.
(k)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country under the laws of which it is organized. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(l)    Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.
(m)    This Section 3.10 and Section 3.14 (to the extent involving Tax matters) constitute the sole and exclusive representations or warranties hereunder relating to Tax matters.
Section 3.11    Absence of Certain Developments. (a) From December 31, 2015 to the date of this Agreement, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a Material Adverse Effect.
(b)    Except as set forth on Schedule 3.11(b), from December 31, 2015 through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
(c)    Except as set forth on Schedule 3.11(c), from the Balance Sheet Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action, had such action or omission occurred after the date of this Agreement and prior to the Closing would have breached any of the covenants contained in Section 5.2.
Section 3.12    Permits. The Company and its Subsidiaries have all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights, necessary for the lawful conduct of the Company’s and its Subsidiaries’ businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as presently conducted (collectively, Permits). All such Permits are in full force and effect and there has occurred no default under any Permit by the Company or any Subsidiary thereof, and no event has occurred which, with notice of the lapse of time or both, would constitute a default or violation of any term, condition or provision of any of such Permits, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of each such Permit.

Section 3.13    Labor and Employment Matters. Except as set forth on Schedule 3.13, none of the Company or any of its Subsidiaries is a party to or otherwise bound by any collective bargaining or other collective agreement covering, and there are no labor unions, works councils or other organizations or bodies representing, any employee of the Company or its Subsidiaries (Employee Representatives). As of the date hereof, there are no material labor disputes subject to any grievance procedure, arbitration or litigation, pending or, to the Knowledge of the Company, threatened. Except as would not result in material liability, the Company and its Subsidiaries are in compliance in all respects with all applicable Laws relating to employment and employment practices. The Company and its Subsidiaries have, whenever required by Law or contract or under any agreement with any Employee Representatives, duly informed and consulted each Employee Representative in connection with entering into this Agreement and the proposed consummation of the transactions contemplated hereby. Except as would not result in material liability, there are no claims (other than ordinary claims under Company Benefit Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company or any of its Subsidiaries and any of their respective employees. This Section 3.13 constitutes the sole and exclusive representations or warranties hereunder relating to labor matters.
Section 3.14    Benefit Plans. (a) Schedule 3.14(a) sets forth a true and complete list of all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and all other material written compensation and benefit plans, agreements, policies or arrangements (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or its Subsidiaries on behalf of any employee, director or other individual service provider of the Company or its Subsidiaries or their beneficiaries, or (ii) with respect to which the Company or its Subsidiaries has any material liability on behalf of any such employee, director or other individual service provider or beneficiary (each, a Company Benefit Plan). The Company is in compliance with all applicable Laws for each Company Benefit Plan that is maintained primarily for the benefit of employees who are regularly employed outside the United States (each, a Foreign Benefit Plan).
(b)    Complete and accurate copies of all Company Benefit Plans and all material related trust agreements, insurance contracts and summary plan descriptions for each Company Benefit Plan, the most recently filed Form 5500 for each Company Benefit Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (and subject to Title I thereof) and the annual information forms for any Foreign Benefit Plan and, in respect of any Foreign Benefit Plan where actuarial valuations are required by applicable Law, the most recent such valuation, have been made available to the Buyer.

(c)    Each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter (or the prototype plan upon which it is based has received an opinion letter) from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code, and, to the Knowledge of the Company, no event has occurred, that could cause the loss of such qualification or the imposition of any material penalty or Tax liability. Each Foreign Benefit Plan that is required to be registered under any non-U.S. Law has received registration letters (or other confirmation of registration) from the applicable Governmental Entity to the effect that such Foreign Benefit Plan is so registered. With respect to any Foreign Benefit Plan that is or has qualified for favorable Tax treatment in the jurisdiction in which it is operated, such Foreign Benefit Plan has not ceased to so qualify and, to the Knowledge of the Company, no event has occurred, which could cause such favorable treatment to be withdrawn.
(d)    No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or is otherwise a plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has had any liability with respect to any such plan at any time within the past six (6) years. Any liability of the Company under a multiemployer plan that is a Foreign Benefit Plan is limited to the contribution obligation under a collective bargaining agreement to which the Company or its Subsidiaries are a party. For purposes of the foregoing, ERISA Affiliate means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Sections 414(m) or (o).
(e)    Except as would not result in a Material Adverse Effect, all payments required by each Company Benefit Plan or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for in accordance with the provisions of each of Company Benefit Plans, applicable Law and GAAP (or, to the extent applicable with respect to any Foreign Benefit Plan, IFRS).
(f)    No material proceeding has been asserted or instituted or, to the Knowledge of the Company, threatened in writing against any of Company Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, or any of the assets of any trust of any of Company Benefit Plans.
(g)    Except as would not result in material liability, each Company Benefit Plan complies in form and has been maintained and operated in all respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code.
(h)    To the Knowledge of the Company, no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.
(i)    No Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries, has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty or the requirement to make material payments under, or implement material changes to, any Company Benefit Plan.
(j)    No Company Benefit Plan provides post-retirement health and welfare benefits to any employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.
(k)    Except as set forth on Schedule 3.14(k), the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event (where such other event would not alone have an effect described in this sentence), will not accelerate the time of payment or vesting or increase the amount, or require the funding, of compensation or benefits due to any employee, director or other individual service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or an obligation to employ any such person for any particular length of time.
(l)    No compensatory amount that would be received as a result of the consummation of the transactions contemplated by this Agreement by any employee or independent contractor of the Company or its Subsidiaries under any Company Benefit Plan would reasonably be expected to be nondeductible by reason of Section 280G of the Code.
(m)    Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. There is no contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any employee for excise Taxes paid pursuant to Section 409A of the Code.
Section 3.15    Valid Issuance of Securities. The Purchased Shares issued and sold hereunder have been duly authorized and, assuming consummation of the transactions contemplated hereby in accordance with the terms hereof, will be validly issued, fully paid and non-assessable. Upon issuance in consideration of the Purchase Price contemplated in Section 2.1, the Buyer will receive good and marketable title to such shares, free and clear of any Liens other than restrictions under applicable securities laws, Liens resulting from actions of the Buyer or its Affiliates in connection with the transactions contemplated hereby, Liens under the Amended and Restated Memorandum and Articles and the Shareholders Agreement.
Section 3.16    Compliance with Laws; Litigation. (a) The Company and its Subsidiaries are, and have been since December 31, 2013, in compliance in all respects with all applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has in the past three (3) years, received any written notice of any failure to comply with applicable Law, which failure to comply has not been remedied, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Neither the Company nor its Subsidiaries nor any officers, directors or employees of the Company or its Subsidiaries nor any agents, representatives, or other persons associated with or acting on behalf of the Company or its Subsidiaries have, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions, in each case in violation of Law, (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Government Official for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the business of the Company, in violation of applicable Anti-Corruption Laws; or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of any applicable Anti-Corruption Laws, in the past five (5) years. Neither the Company nor its Subsidiaries have received any communication from a Governmental Entity that alleges that the Company or its Subsidiaries, or any of the officers, directors, employees, agents, or representatives of the Company or its Subsidiaries, or any other person associated with or acting on behalf of the Company or its Subsidiaries, is or may be in violation of, or has, or may have, any unresolved liability under, any applicable Anti-Corruption Laws. The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws.
(c)    There is no Action pending, or, to the Knowledge of the Company, threatened, against, or affecting, the Company or any of its Subsidiaries, or any of their respective properties or rights, which has had, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order except for any Orders that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.
Section 3.17    Environmental. Except as would not, individually or in the aggregate, have a Material Adverse Effect:
(a)    the Company and its Subsidiaries are and, for the past three years, have been in compliance with all applicable Environmental Laws and Permits;
(b)    the Company and its Subsidiaries possess, in full force and effect, and are in compliance with, all Permits which are required under Environmental Laws for their operation;
(c)    There has been no releases or threatened release of Hazardous Substances (i) at, on, about, under or migrating from any real property (together with all buildings, structures, improvements, and fixtures located thereon) currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their respective predecessors, or (ii) arising from or relating to the operations of the Company or any of its Subsidiaries or any of their predecessors; in each case, that would reasonably be likely to give rise to material liabilities or obligations under any Environmental Law;
(d)    there is no claim, notice, suit, hearing, investigation, inquiry, proceeding, request for information, or lien pending against or threatened in writing against the Company or any of its Subsidiaries arising under or relating to Environmental Laws;

(e)    neither the Company nor any of its Subsidiaries, nor any of their respective predecessors, have ever manufactured, marketed, distributed or sold any asbestos or asbestos containing products;
(f)    Other than Sections 3.7, 3.8, and 3.11, this Section 3.17 is the exclusive representation and warranty of the Company with respect to compliance with, and liability under, Environmental Laws.
Section 3.18    Export Control and Sanctions Laws. The Company and its Subsidiaries are, and for the three (3) years prior to the date of this Agreement have been in material compliance with (i) U.S. and any applicable non-U.S. economic and trade sanctions laws and regulations, including without limitation, sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State and (ii) all applicable laws and regulations relating to imports, exports, re-exports, and transfers (including without limitation those laws, regulations and other legal measures administered by the U.S. Departments of Commerce and State). Neither the Company or its Subsidiaries, nor any of their respective officers or directors, or, to the Knowledge of the Company, any of their agents or employees is (i) identified on any sanctions-related list of restricted or blocked persons; (ii) organized, resident, or located in any country that is itself the subject of country-wide U.S. or applicable non-U.S. economic or trade sanctions (at the time of this Agreement, Cuba, Iran, Sudan, Syria, North Korea and the Crimea Region of Ukraine); or (iii) owned or controlled by any Person described in clause (i).
Section 3.19    Material Contracts. (a) Schedule 3.19 sets forth a true and complete list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties are bound (together with all Real Property Leases, the Material Contracts):
(i)    relate to the sale, supply, manufacturing, distribution or promotion of products or services or sales by the Company or its Subsidiaries involving in any such case payments to or by the Company or any of its Subsidiaries of more than two million five hundred thousand dollars ($2,500,000) per year (other than purchase orders entered into in the ordinary course of business consistent with past practice);
(ii)    relate to the sale of the Company’s or any of its Subsidiaries’ assets of more than five million dollars ($5,000,000) within five (5) years prior to the date hereof, other than in the ordinary course of business consistent with past practice, which contain material ongoing obligations on the part of the Company or any of its Subsidiaries;
(iii)    relate to the acquisition of any business or an amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) of more than five million dollars ($5,000,000) within five (5) years prior to the date hereof, which contain material ongoing obligations on the part of the Company or any of its Subsidiaries;
(iv)    relate to the borrowing of money and (A) involve payments of more than two million five hundred thousand dollars ($2,500,000) per year or (B) relate to the material mortgaging, pledging or otherwise placing of a Lien on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;
(v)    impose or purport to impose any restriction upon the ability of the Company or any of its Subsidiaries or any of their respective Affiliates to freely engage in their respective businesses or any other lines of business anywhere in the world through exclusivity, most-favored status, non-competition restrictions or similar restrictions;
(vi)    relate to joint ventures, partnerships or other similar arrangements involving the material sharing of profits, losses, costs or liabilities of the Company or any of its Subsidiaries with any other Person;
(vii)    constitute an Order or settlement agreement that imposes any non-monetary remedy on the Company or any of its Subsidiaries that is currently in effect and materially restricts the Company and its Subsidiaries; and
(viii)    all material agreements or arrangements between or among the Company or any of its Subsidiaries on the one hand and any Affiliate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) on the other hand.
(b)    A true and complete copy of each Material Contract has been made available to the Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. (i) The Company is not, and, to the Knowledge of the Company, no other party thereto is, in breach of, or default under, any Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect and (ii) no party to any Material Contract has provided or received any notice of any intention to terminate, not renew or challenge the validity or enforceability of, any Material Contract except for such terminations that would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under such Material Contract, except for such terminations, modifications or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.20    Transactions with Related Parties. Except as set forth on Schedule 3.20, (i) there is not, and immediately after the Closing there will not be, any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director, manager or equityholder of the Company or any of its Subsidiaries, on the other hand (except for employment contracts and similar or related agreements between the Company or any of its Subsidiaries and their respective employees, including, but not limited to, restrictive covenant agreements and Company Benefit Plans), (ii) no equityholder of the Company or any of its Subsidiaries has any claim or right against the Company or any of its Subsidiaries (except for employment contracts or employee benefits related to the employment of such Person and claims thereunder) and (iii) neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any equityholder of the Company or any of its Subsidiaries, in any amount whatsoever, other than for compensation or employee benefits related to the employment of such Person or reimbursable business expenses, nor is any such Person indebted to the Company or any of its Subsidiaries.
Section 3.21    Insurance. The Company and its Subsidiaries maintain, and have maintained without interruption for the last three (3) years, policies covering risks and events and in amounts adequate for the Company and its Subsidiaries and customary in the industry in which the Company and its Subsidiaries operate. There are no outstanding material unpaid claims under any such policy, and neither the Company nor any of its Subsidiaries has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or non-renewal of any such policy or binder.
Section 3.22    Customers and Suppliers.
(a)    Schedule 3.22(a) sets forth a true and complete list of (i) the ten (10) largest customers of the Company and its Subsidiaries, on a consolidated basis determined by dollar volume of sales, for the fiscal year ended December 31, 2015 (collectively, the Top Customers) and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries, on a consolidated basis determined by dollar volume of expenditures, for the fiscal year ended December 31, 2015 (collectively, the Top Suppliers).
(b)
(i)    Since December 31, 2015, there has been no termination, cancellation or threatened termination or cancellation of or material limitation of, or any material adverse modification or change in, the business relationship between the Company or its Subsidiaries and any of the Top Customers, in each case, as a result of such Top Customer moving its business from the Company and/or its Subsidiaries to a competitor of the Company and its Subsidiaries. To the Knowledge of the Company, no Top Customer has indicated an intention to cease to contract with the Company or its Subsidiaries, as applicable, or substantially reduce its business with the Company, or its Subsidiaries, as applicable, and, in each case, to move its business from the Company and/or its Subsidiaries to a competitor of the Company and its Subsidiaries.
(ii)    Since December 31, 2015, there has been no termination, cancellation or threatened termination or cancellation of or material limitation of, or any material adverse modification or change in, the business relationship between the Company or its Subsidiaries and any of the Top Suppliers. To the Knowledge of the Company, no Top Supplier has indicated an intention to cease to contract with or supply to the Company or its Subsidiaries, as applicable, or substantially reduce its business with the Company or its Subsidiaries, as applicable.
Section 3.23    Brokers or Finders’ Fees. Except as set forth on Schedule 3.23 whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

Section 3.24    No Additional Representations. Except as provided in this Article 3, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, whether written or oral, express or implied, to the Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Buyer or any of its Affiliates or any of its or their representatives.
ARTICLE 4

REPRESENTATION AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Company that:
Section 4.1    Existence. The Buyer is a Delaware limited liability company duly incorporated, validly existing and in good standing under the applicable Laws of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted in all material respects. The Buyer is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the Buyer’s ability to timely complete the transactions contemplated herein.
Section 4.2    Authorization. All corporate actions required to be taken by the Buyer in order to authorize the Buyer to enter into this Agreement have been taken, and all corporate actions required to authorize the Buyer to purchase the Purchased Shares at the Closing have been taken or will be taken prior to the Closing. All corporate action on the part of the officers of the Buyer necessary for the execution and delivery of this Agreement, the performance of all obligations of the Buyer under this Agreement to be performed as of the Closing has been taken or will be taken prior to the Closing. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as limited by the Bankruptcy and Equity Exception.
Section 4.3    Governmental Authorization. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person is required on the part of the Buyer with respect to its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and the other filings set forth on Schedule 5.3(a), (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a material adverse effect on the Buyer’s ability to timely complete the transactions contemplated herein, (c) as otherwise disclosed on Schedule 5.3(a) and (d) consents, approvals, authorizations, designation, declarations or filings resulting solely from requirements applicable to the Company.

Section 4.4    Non-contravention. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.3, the execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Buyer or Sponsor is subject or by which any property or asset of the Buyer or Sponsor is bound, (b) conflict with the memorandum or association, articles of association, certificate of incorporation, bylaws or other organizational documents of the Buyer or Sponsor, or (c) result in a violation or revocation of any required license, permit or approval from any Governmental Entity or other Person, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) or (c) would not reasonably be expected to have a material adverse effect on the Buyer’s ability to timely consummate the transactions contemplated hereby.
Section 4.5    Financing. (a) The Buyer has received and accepted a fully executed commitment letter, dated as of the date hereof (the Equity Commitment Letter), from Onex Partners IV LP, a Cayman Islands exempted limited partnership, Onex Partners IV PV LP, a Delaware limited partnership and Onex Partners IV Select LP, a Cayman Islands exempted limited partnership (collectively, the Sponsor) pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to invest or cause to be invested in the Buyer the amounts set forth therein and of which the Company is an express third-party beneficiary. The equity committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the Equity Financing.
(b)    The Buyer has delivered to the Company true, complete and correct copies of the executed Equity Commitment Letter and the executed Debt Commitment Letters (together, the Commitment Letters) and if certain terms of the Debt Financing are set forth in one or more fee letters or other document, Buyer has provided to the Company, on a confidential basis, copies of each such fee letter or other document. The Commitment Letters and such fee letters or other documents constitute the entire and complete agreement of the parties thereto with respect to the Financing and as of the date of this Agreement there are no side letters or other contracts, agreements or arrangements (except for customary fee letters and engagement letters (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing any other provision of the Financing material to the Existing Shareholders (as defined in the Shareholders Agreement) in any material respect) relating to the funding or investing, as applicable, of the full amount of, or the conditionality, enforceability, termination or availability of, the Debt Financing or Equity Financing other than as expressly set forth in or contemplated by the Debt Commitment Letters or Equity Commitment Letter, as applicable.
(c)    Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Sponsor to provide the Debt Financing and the Equity Financing, respectively, or any terms or contingencies that would, or could reasonably be expected to, permit the Lenders or the Sponsor to reduce the total amount of the Debt Financing or the Equity Financing, respectively. The Buyer does not have any reason to believe that the Initial Borrower, the Buyer or the Sponsor will be unable to satisfy on a timely basis all terms and conditions to be satisfied by them in any of the Commitment Letters on or prior to the Closing Date, nor to the knowledge of Buyer, does Buyer have any reason to believe that any of the Lenders will not perform its obligations thereunder.

(d)    The Financing, when funded in accordance with the Commitment Letters, shall provide Buyer and the Company with cash proceeds on the Closing Date sufficient: (i) for Buyer to pay the Purchase Price and all other amounts required to be paid or repaid by Buyer or its Affiliates on the Closing Date in connection with the transactions contemplated hereby, (ii) for the Company to repay, redeem, defease or satisfy and discharge all Existing Indebtedness at the Closing in accordance with the terms and conditions of the Existing Indebtedness and this Agreement and (iii) for the parties to pay any and all fees and expenses required to be paid by them in connection with the transactions contemplated hereby and the Financing.
(e)    As of the date of this Agreement, the Commitment Letters are (i) legal, valid, binding and enforceable obligations of the Initial Borrower and the Sponsor and, to the knowledge of Buyer, of each of the other parties thereto in accordance with their respective terms (subject to the Bankruptcy and Equity Exception) and (ii) in full force and effect. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Initial Borrower or the Sponsor or, to the knowledge of Buyer, any other parties thereto under the terms of the Commitment Letters. Buyer has irrevocably paid in full (or caused to be paid) any and all commitment fees or other fees and expenses required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will continue to timely pay in full (or caused to be paid) any such amounts arising under the Commitment Letters as and when they become due and payable. As of the date of this Agreement, none of the Commitment Letters has been modified, amended, withdrawn or restated as of the date hereof, none of the Commitment Letters will be amended or modified as of Closing Date except to the extent permitted by Section 5.4, and none of the respective commitments under any of the Commitment Letters have been withdrawn, terminated or rescinded in any respect.
Section 4.6    Guarantee. Concurrently with the execution of this Agreement, the Sponsor has duly executed and delivered to the Company a limited guarantee by the Sponsor, dated as of the date hereof, in favor of the Company in the form attached as Exhibit G hereto (the Guarantee). The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (subject to the Bankruptcy and Equity Exception). There is no default under the Guarantee by the Sponsor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Sponsor.
Section 4.7    Purchase for Investment. The Buyer is purchasing its Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.
Section 4.8    Private Placement. (a) The Buyer’s financial situation is such that the Buyer can afford to bear the economic risk of holding its Purchased Shares for an indefinite period of time, and the Buyer can afford to suffer the complete loss of the investment in its Purchased Shares.
(b)    The Buyer’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in its Purchased Shares.

(c)    The Buyer understands that the Purchased Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there may be substantial restrictions on the transferability of the Purchased Shares and that for an indefinite period following the date hereof there will be no public market for the Purchased Shares and that, accordingly, it may not be possible for the Buyer to sell the Purchased Shares in case of emergency or otherwise.
(d)    The Buyer and its representatives, including, to the extent it deems appropriate, its professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment in the Purchased Shares, and the Buyer understands and is aware of the risks related to such investment and that none of the Company nor any of its officers, directors, employees, agents or representatives makes any representation, express or implied, or warranty, express or implied, that is not expressly set forth in Article 3 of this Agreement.
(e)    The Buyer and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from the Company and its representatives concerning the terms and conditions of the acquisition of the Purchased Shares and related matters and to obtain all additional information which the Buyer or its representatives deem necessary.
(f)    The Buyer is an accredited investor as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the Securities Act).
(g)    The Buyer understands and acknowledges that the issuance of the Purchased Shares is being made in reliance on an exemption from registration provided by Section 4(a)(2) under the Securities Act and that the Purchased Shares will not be registered under the Securities Act or under any applicable U.S. state securities laws or under the securities laws of any other jurisdiction. The Buyer understands that the Purchased Shares may not be offered, sold, transferred or pledged except pursuant to an available exemption from the Securities Act any applicable U.S. securities laws.
Section 4.9    Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Buyer threatened against or affecting, the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or which would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.
Section 4.10    Brokers or Finders’ Fees. Except as set forth on Schedule 4.10, there is no investment banker, broker, finder or other intermediary that has been retained by, will be retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Company or the Buyer upon consummation of the transactions contemplated by this Agreement.
Section 4.11    No Inducement or Reliance. (a) The Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company and its Subsidiaries (or their officers, directors, employees, agents or representatives)

that are not expressly set forth in Article 3 hereof (including the Schedules to this Agreement), whether or not any such representations, warranties or statements were made in writing or orally.
(b)    Notwithstanding anything contained in this Agreement, the Buyer acknowledges and agrees that neither the Company nor its Subsidiaries (nor any of their respective Affiliates, officers, directors, employees, agents or representatives) have made, or is making, any representation or warranty whatsoever, express or implied (and the Buyer has not relied on any representation, warranty or other statement of the Company or any of its Affiliates, or any of its or their respective agents or representatives), beyond those expressly given in Article 3, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by the Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of its Affiliates, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, the Buyer understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and, subject only to the representations and warranties contained in Article 3, with all faults and without any other representation or warranty of any nature whatsoever.
ARTICLE 5

COVENANTS OF THE PARTIES
Section 5.1    Access to Information. The Company agrees that, prior to the Closing, the Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), during regular business hours and with reasonable advance notice to the Company, to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requires and the Company shall furnish Buyer and its representatives such financial, operating and other data and information related to the Company and its Subsidiaries as Buyer may reasonably request; provided, that (i) any information made available shall remain subject to the confidentiality agreement between the Company and Onex Partners IV Advisor LP, dated February 16, 2016 (the Confidentiality Agreement), (ii) the Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal operations of the Company and its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries shall be required to take any action which would constitute a waiver of the attorney-client or other privilege, and (iv) in no event shall the Buyer be permitted to conduct any invasive testing of real property, or any building, or improvements thereon, including without limitation sampling of soil, sediment, groundwater, surface water or building material.
Section 5.2    Conduct of Business. From the date of this Agreement through the Closing, except as expressly contemplated by this Agreement (including in connection with the Refinancing) or as consented to by the Buyer in writing, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2, or as consented to by the Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise expressly contemplated by this Agreement:
(a)    except for the Amended and Restated Memorandum and Articles, adopt or propose any material change to the Memorandum and Articles of Association, or the memorandum and articles of association, certificate of incorporation, bylaws or similar organizational documents of the Company’s Subsidiaries;
(b)    grant, sell, issue, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any of its Subsidiaries, other than pursuant to any Company Benefit Plan or in connection with the adoption or implementation of the MIP;
(c)    split, combine or reclassify, or repurchase, redeem or otherwise acquire, any of its share capital or capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital or capital stock, other than pursuant to any Company Benefit Plan or in connection with the adoption or implementation of the MIP;
(d)    make or declare any dividend or distribution to the shareholders of the Company or its Subsidiaries (other than wholly-owned Subsidiaries);
(e)    amend any management, services, advisory or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any shareholder of the Company or Affiliate thereof, on the other hand;
(f)    sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;
(g)    (A) except to the extent required to comply with applicable Law or by any Company Benefit Plan or other agreements existing on the date of this Agreement, grant any material increase in the compensation and benefits payable by the Company or its Subsidiaries to any of its employees, directors or other individual service providers, except for compensation increases in the ordinary course of business consistent with practice in connection with new hires consistent with the following clause (B), promotions or its annual review process; (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice with respect to employees with an individual annual base salary not to exceed $250,000, or (C) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, adopt, materially amend or terminate any Company Benefit Plan;

(h)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, for consideration in excess of $2,000,000;
(i)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any the Company or any of its material Subsidiaries;
(j)    (A) make any material loans or material advances of money to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business incurred in the ordinary course of business or (B) incur any Indebtedness, other than short-term Indebtedness or letters of credit incurred in the ordinary course of business or Indebtedness incurred under existing agreements or otherwise in the ordinary course of business, or (C) impose or incur any material Liens (other than Permitted Liens) on the Company’s or its Subsidiaries’ properties or assets;
(k)    make, change or rescind any material Tax election, change any material Tax accounting method or period, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state or non-U.S. Law), fail to file any income or other material Tax Return required to be filed (taking into account all valid extensions actually received) by the Company or any of its Subsidiaries prior to the Closing Date, or fail to pay any material Taxes required to be paid (taking into account all valid extensions actually received) by the Company or any of its Subsidiaries prior to the Closing Date;
(l)    change the accounting policies or procedures of the Company except to the extent required to conform with GAAP; or
(m)    change the fiscal year of the Company.
Nothing contained in this Agreement shall give to the Buyer, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective businesses. Notwithstanding anything to the contrary in this Agreement, no consent of the Buyer shall be required with respect to any matter set forth in this Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.
Section 5.3    Regulatory Filings; Consents. (a) The Buyer and, where applicable, the Company and its Subsidiaries shall make or cause to be made all filings required pursuant to the HSR Act and the rules and regulations thereunder and other antitrust Laws of the jurisdictions set forth on Schedule 5.3(a) with respect to the transactions contemplated hereby as soon as reasonably practicable (and in any event no later than 15 Business Days from the date hereof, with the exception of the filing to the European Commission, a first draft of which shall be presented to the European Commission case team no later than 10 Business Days from the date hereof, with the final filing being made as soon as possible thereafter). The Buyer and the Company each shall (i) promptly supply the other party with any information which may be required in order to effectuate such filings, (ii) respond as promptly as practicable to any inquiries received from the United States Federal Trade Commission (FTC), the Antitrust Division of the United States Department of Justice (DOJ), or by any other Governmental Entity, and (iii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other party (which consent shall not to be unreasonably withheld, delayed or conditioned).
(b)    The Buyer and the Company each shall (i) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Entity; (ii) consult with the other party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC, the DOJ, or any other Governmental Entity with respect to any filings, investigation or inquiry concerning the transactions contemplated hereby and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat; (iii) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Entity concerning the transactions contemplated hereby or relating to any investigation, inquiry or other proceeding in connection with the transactions contemplated hereby; and (iv) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to the transactions contemplated hereby.
(c)    Subject to Section 5.3(d) and upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the transactions contemplated hereby (including, without limitation, the Refinancing), including obtaining HSR clearance and approvals, if any, from the Governmental Entities set forth on Schedule 5.3(a).
(d)    In furtherance and not in limitation of the foregoing, the Buyer shall take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under any antitrust Law so as to enable the parties hereto to consummate the transactions contemplated hereby as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divesture, disposition, license of any of its assets, properties, businesses, rights, or product lines of the Buyer or its Subsidiaries (other than the Company and its Subsidiaries after the Closing), or any interests therein, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit the Buyer’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, rights, or product lines of the Buyer or its Subsidiaries (other than the Company or its Subsidiaries), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any decree, order or judgment

(whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing. In addition, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing. Notwithstanding the foregoing, without the prior written consent of the Company, the Buyer shall not (i) propose, negotiate, or commit to effect, the sale, divesture, disposition, or license of any assets, properties, businesses, rights, or product lines of the Company or its Subsidiaries, or any interests therein, (ii) otherwise take or commit to take actions that after the Closing Date would limit the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, rights, or product lines of the Company or its Subsidiaries or (iii) take any action that it is aware or should reasonably be aware (including consummating, or entering into any agreement or arrangement to consummate, any transaction) would have the effect of delaying, impairing or impeding the timely satisfaction of the conditions to Closing.
(e)    The Buyer shall be solely responsible for and pay all fees payable in connection with any filings made under antitrust Laws in connection with the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Buyer has the sole right to control and direct all strategy in connection with the review of the transactions contemplated hereby by any Governmental Entity, or any proceeding by, or negotiations with, any Governmental Entity or other person relating to the approval of the transactions contemplated hereby under applicable Laws and shall take the lead in all meetings, discussions and communications with any Governmental Entity relating thereto.
(f)    The Company shall file all notices to DDTC regarding its ITAR registration in compliance with 22 C.F.R. § 112.4(b). The Buyer shall cooperate with the Company in preparing all notices to DDTC. The Company shall keep Buyer informed of all filings and notifications to DDTC. The Company shall use its reasonable best efforts to resolve any request in connection with the Company’s filings and notifications to DDTC.
Section 5.4    Financing.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the proceeds of the Financing prior to the End Date on the terms and conditions described in the Commitment Letters, including, in each case, using its reasonable best efforts to: (i) maintain in effect the Commitment Letters; and (ii) comply with its obligations in the Commitment Letters and the Definitive Agreements. The Buyer shall use its commercially reasonable efforts to negotiate all of the definitive agreements with respect to the Debt Financing (the Definitive Agreements) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) or on other terms no less favorable to the Company (including with respect to the conditionality thereof) and all closing deliverables related thereto (including corporate resolutions, organizational documents, certificates, opinions of counsel, borrowing base certificates and other documents related thereto) on or prior to August 15, 2016 and enter into the Definitive Agreements and deliver such closing deliverables on or prior such date.

In the event that all conditions contained in the Debt Commitment Letters have been satisfied (or upon funding of the Equity Commitment will be satisfied), Buyer shall (i) cause the Equity Financing to be funded, and (ii) upon and subject to the funding of the Equity Financing, will cause the Lenders to fund the Debt Financing to consummate the transactions contemplated by this Agreement and the Company to pay related fees and expenses on the Closing Date. Buyer shall comply with its obligations, and enforce its rights, under the Commitment Letters. Buyer shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed): (A) permit any material amendment, replacement, supplement or modification to, or any material waiver of any provision or remedy under, the Commitment Letters (or, following entry into the Definitive Agreements related to the financing, such Definitive Agreements) if such amendment, modification, waiver or remedy (w) adds new (or otherwise expands, amends or modifies any existing) conditions to the consummation of all or any portion of the Financing, (x) reduces the amount of the Financing below the amount required to consummate the transactions contemplated hereby, (y) adversely affects the ability of Buyer to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof or in the Definitive Agreements, or (z) would otherwise be reasonably expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, or to materially adversely affect any other term material to the Existing Shareholders (as defined in the Shareholders Agreement); or (B) terminate, or permit the termination of, any Commitment Letter, unless such Commitment Letter is replaced with a new commitment that, were it structured as an amendment to an existing Commitment Letter, would satisfy the requirements of the foregoing clause (A). For the avoidance of doubt, nothing herein shall prevent the Buyer from replacing or amending the Debt Commitment Letters in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof or as required pursuant to the market flex provisions in the applicable fee letters. Buyer shall promptly deliver to the Company copies of any such amendment, modification, supplement, waiver or replacement. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Buyer will use its reasonable best efforts to: (1) obtain alternative debt financing (in an amount sufficient, when taken together with the proceeds from the Equity Financing, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) from the same or other sources that are on terms that are no less favorable to the Company, and (2) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term Debt Commitment Letters shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question), as well as all amendments, modifications and supplements permitted under this Agreement. Buyer shall provide the Company with prompt notice of (I) any breach or default by any party to any Commitment Letters or the Definitive Agreements of which Buyer becomes aware or (II) the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements of any provision thereof. Upon written request, Buyer shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.

(b)    Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to provide to Buyer all reasonable cooperation as is (x) reasonably requested by Buyer and (y) necessary and customary to assist Buyer in connection with the Financing (which term, for purposes of this Section 5.4(b), shall include any alternate financing, including any debt securities issued in lieu of the Debt Financing), including (i) participation by senior management in, and preparation of materials for, lender meetings, rating agency presentations, lender conference calls and due diligence sessions; (ii) furnishing the Buyer, the Sponsor and the Financing Sources with pertinent information regarding the Company and its Subsidiaries requested in connection with the Debt Financing, including (A) the Required Information and (B) only to the extent required under the terms of the Senior Debt Commitment Letter and requested by the Buyer (if not previously delivered), the unaudited financials of the Company as of June 30, 2016; (iii) assisting the Buyer and its Financing Sources in the preparation of (A) a customary confidential information memorandum pertaining to the Debt Financing and (B) materials for rating agency and lender presentations; (iv) the delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation by the Company with respect to the Company and its Subsidiaries and contain a representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities; (v) preparing any pro forma financial statements required in connection with the Senior Debt Commitment Letter; (vi) using reasonable best efforts, prior to the commencement of the Marketing Period, to procure public corporate ratings in respect of the Company and public ratings of the facilities contemplated by the Senior Debt Commitment Letters from each of Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.; (vii) ensuring that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of the Company or its Subsidiaries being offered, placed or arranged between the date of this Agreement and the Closing Date, other than replacements, extensions and renewals of any existing indebtedness of the Company and its subsidiaries that matures prior to the Closing Date, any indebtedness incurred in the ordinary course of business of the Company and its subsidiaries for capital expenditures and working capital purposes and any other indebtedness of the Company and its Subsidiaries permitted to be incurred under the Senior Debt Commitment Letter; (viii) providing all documentation and information reasonably requested by the Buyer relating to the Company and its Subsidiaries required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; (ix) if requested by the Buyer, using commercially reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from the Company’s existing lending and investment banking relationships; (x) using commercially reasonable efforts to obtain required consents, customary surveys, legal opinions and title insurance as necessary and customary for financings similar to the Debt Financing, if reasonably requested by the Buyer; (xi) except as may be prohibited by contract or required to preserve legal privilege, providing due diligence materials to potential Financing Sources in connection with the Debt Financing; (xii) taking such actions as are reasonably requested by Buyer and necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable, (B) at the

Closing, to the extent required by the Debt Commitment Letters, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) enable the Financing Sources for any asset-based facilities to conduct field examinations, asset appraisals and other diligence customary for such facilities; (xiii) entering into (on the Closing Date) and assisting Buyer and its Financing Sources in the negotiation, preparation, execution and delivery of the Definitive Agreements and closing deliverables related thereto (including corporate resolutions, organizational documents, certificates, opinions of counsel, borrowing base certificates and other documents related thereto) and facilitating the creation and perfection of security interests; (xiv) obtaining such consents, approvals and authorizations which may be reasonably requested by Buyer in connection with the Debt Financing; and (xv) taking such other actions as are reasonably requested by the Buyer to facilitate the satisfaction on a timely basis of all conditions to the Debt Financing that are within their control; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries with respect thereto shall be subject to, and delivered and effective only upon, the consummation of the Closing; provided further that nothing herein shall require the Company to provide such cooperation to the extent it would (i) require it to take any action that it reasonably believes would cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition to closing hereunder to fail to be satisfied or (ii) result in a breach of any agreement with respect to the Existing Indebtedness or any other contract to which the Company or any of its Subsidiaries is a party. At Closing, the Company shall assume all of the rights, interest, obligations and liabilities of the Initial Borrower under the Definitive Documents and the Initial Borrower shall be fully released from all obligations and liabilities with respect thereto.
(c)    The parties hereby agree that if the Buyer is required to fund any additional amounts at the Closing to satisfy the obligations to consummate the other transactions contemplated by this Agreement and to pay all related fees and expenses, including any ticking fees, (a Closing Date Funding Increase), including where the Initial Borrower exercises its rights under the Debt Commitment Letters to fund additional amounts under the Debt Financing on the Closing Date in an amount to fund any additional original issue discount or upfront fees payable pursuant to the “market flex” provisions of the Fee Letter dated as of the date hereof and delivered in connection with the Senior Debt Commitment Letter, then such Closing Date Funding Increase shall be incurred: first, under the facilities provided for by the Junior Debt Commitment Letter in an amount not to exceed $15,000,000 (the Junior Facilities) to the extent permitted pursuant to the terms of the Senior Debt Commitment Letter, and, second, solely to the extent that the amount of the Closing Date Funding Increase exceeds such amount, by an additional equity contribution by the Buyer not exceeding the remaining amount required to be funded (and at the Final Per Share Price); provided, however, that the other shareholders of the Company shall be entitled to contribute their pro rata share of any such amount required to be funded in equity and the number of Ordinary Shares issuable to the Buyer at Closing shall only be adjusted to reflect such additional equity contribution to the extent that any shareholder fails to contribute its pro rata share. Notwithstanding anything to contrary in this Section 5.4(c), a Closing Date Funding Increase shall be incurred first under the “asset-based” revolving facility provided for by the Senior Debt Commitment Letter (the ABL Facility) in an aggregate amount, together with all other draws under the ABL Facility, not to exceed $10,000,000, solely for the amount of the Closing Date Funding Increase due to changes in the working capital of the Company and its Subsidiaries occurring in the ordinary course of business

(it being agreed that any such incurrence in excess of $4,250,000 shall be due solely to temporary changes in working capital, and that any change which the Chief Financial Officer of the Company reasonably expects to repay within 30 calendar days of the Closing Date shall be considered temporary).
Section 5.5    Amendments to Memorandum and Articles of Association. The Company shall use its reasonable best efforts to cause its shareholders to pass a special resolution to adopt at, and conditional upon, the Closing, the Amended and Restated Memorandum and Articles.
Section 5.6    Management Incentive Plan. Effective as of the Closing, the Company shall adopt and approve a management incentive plan consistent with the terms and conditions set forth on Exhibit C hereto (the MIP) and shall reserve an aggregate number of Shares (as defined in the Amended and Restated Memorandum and Articles) for sale and issuance pursuant to the MIP in accordance with the terms thereof. In addition, stock options previously issued by the Company under its 2008 Long-Term Incentive Plan and remaining outstanding as of the Closing shall be subject to the treatment described on Exhibit C hereto.
Section 5.7    Further Assurances. Each of the parties shall, and shall cause their respective affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including negotiating in good faith a definitive Shareholder Instrument.
ARTICLE 6

CONDITIONS TO CLOSING
Section 6.1    Conditions to Obligations of the Buyer and the Company. The obligations of the Buyer and the Company to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:
(a)    No Governmental Entity of competent jurisdiction shall have enacted any Law or issued any order which shall be in effect and which would make the Company’s issuance or sale to the Buyer, or the Buyer’s purchase, of the Purchased Shares illegal or would otherwise prohibit such issuance, sale or purchase, or would make illegal or would otherwise prohibit the consummation of the transactions contemplated hereby;
(b)    Any applicable waiting period under the HSR Act relating to the Buyer’s purchase of the Purchased Shares shall have expired or been terminated, and (ii) all waiting periods (and any extensions thereof) set forth on Schedule 5.3(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals set forth on Schedule 5.3(a) that are required to be obtained prior to the Closing shall have been obtained, or deemed to have been obtained;
(c)    The Senior Debt Financing shall be available to be funded at the Closing (assuming that the Equity Commitment and Debt Financing under the Junior Facilities are funded at the Closing) pursuant to the Senior Debt Commitment Letters on terms no less favorable to the Company in any material respect than the terms set forth in the Senior Debt Commitment Letters, and to the extent that any terms are not set forth in the Senior Debt Commitment Letters, on customary terms reasonably satisfactory to the Buyer and on terms that do not materially adversely affect any term material to the Existing Shareholders (as defined in the Shareholders Agreement); and
(d)    The (x) Debt Repayment Conditions shall have been satisfied and (y) Company shall have provided to the Buyer the items described in Section 2.3(c).
Section 6.2    Additional Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:
(a)    The representations and warranties of the Company contained in Sections 3.5 shall be true and correct in all respects, except for inaccuracies that are of a de minimis nature, as of the date hereof and as of the Closing Date as though made as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date, except for inaccuracies that are of a de minimis nature). All other representations and warranties of the Company contained in Article 3 hereof shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any correlative term) as of the date hereof and as of the Closing Date as though made as of the Closing Date (except for representations and warranties that are so modified and which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date) except to the extent that the failure to be so true and correct, individually or in the aggregate, has not had and would not have a Material Adverse Effect;
(b)    The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Company at or prior to the Closing;
(c)    Since the date of this Agreement, there has not occurred a Material Adverse Effect;
(d)    The Buyer shall have received each of the closing deliverables set forth in Section 7.1; and
(e)    The conditions to Closing set forth in Schedule 6.2(e) shall have been satisfied.
Section 6.3    Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:
(a)    The representations and warranties of the Buyer contained in Article 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not reasonably be expect to have a material adverse effect on the ability of the Buyer, in a timely manner, to perform its obligations hereunder or to consummate the transactions contemplated hereby;
(b)    The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Buyer at or prior to the Closing; and
(c)    The Company shall have received each of the closing deliverables set forth in Section 7.1.
ARTICLE 7

DELIVERIES AT CLOSING
Section 7.1    Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Buyer:
(a)    a certificate signed by a director or officer of the Company to the effect set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c);
(b)    a copy of the resolutions of the directors of the Company to authorize this Agreement and the issuance of the Purchased Shares;
(c)    a copy of the register of members of the Company reflecting the ownership of the Purchased Shares by the Buyer
(d)    evidence that the Buyer’s nominees to the Board of Directors of the Company shall have been duly nominated and appointed in accordance with the Shareholders Agreement and the Memorandum and Articles of Association or the Amended and Restated Memorandum and Articles, as applicable;
(e)    a duly executed copy of the Shareholders Agreement;
(f)    a duly executed copy of the Amended and Restated Paine Management Agreement, in substantially the form attached hereto as Exhibit D;
(g)    a duly executed copy of the management letter agreement with the Buyer or one of its Affiliates, in substantially the form attached hereto as Exhibit E; and
(h)    a duly executed copy of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit F;
(i)    a copy of the special resolution of the shareholder(s) of the Company approving the adoption by the Company of the Amended and Restated Memorandum and Articles; and
(j)    the Company shall make such other deliveries as are contemplated by Section 2.3.

Section 7.2    Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Company:
(a)    an officer’s certificate signed by a senior officer of the Buyer to the effect set forth in Section 6.3(a) and Section 6.3(b); and
(b)    the Buyer shall make such other deliveries as are contemplated by Section 2.3.
ARTICLE 8

TERMINATION
Section 8.1    Termination Events. This Agreement shall terminate upon the Closing and may be terminated prior to the Closing:
(a)    at any time, by mutual written agreement of the Company and the Buyer;
(b)    at any time, by either the Company or the Buyer by written notice to the other party if a Law enacted, or order issued, by a Governmental Entity of competent jurisdiction which would make the Buyer’s purchase of the Purchased Shares illegal or would otherwise prohibit such purchase or would make illegal or would otherwise prohibit the consummation of the transactions contemplated hereby shall be in effect and have become final and non-appealable;
(c)    by written notice to the Company from the Buyer if there is a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 6.1or Section 6.2 would not be satisfied at the Closing, except that, if such material breach is curable by the Company on or prior to the End Date, then, as long as the Company continues to use reasonable best efforts to cure such material breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured on or prior to the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Buyer if the Buyer is then in material breach of this Agreement;
(d)    by written notice to the Buyer from the Company if there is a material breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, such that the conditions specified in Section 6.1 or Section 6.3 would not be satisfied at the Closing, except that, if such material breach is curable by the Buyer on or prior to the End Date, then, as long as the Buyer continues to use its reasonable best efforts to cure such material breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured on or prior to the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company is then in material breach of this Agreement; or
(e)    by either the Company or the Buyer, by written notice to the other party, if the conditions to Closing set forth in Article 6 have not been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) on or before October 31, 2016 (the

End Date ) and the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached its obligations in any manner that shall have been the primary cause of or resulted in the failure to consummate the transactions contemplated by this Agreement on or before the End Date.
Section 8.2    Effect of Termination. If this Agreement is validly terminated as permitted by Section 8.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.2, Article 9 and the Confidentiality Agreement), and there shall be no liability on the part of the Buyer or the Company to one another, except for fraud or knowing and willful breaches of any covenant or agreement contained in this Agreement prior to the time of such termination.
Section 8.3    Buyer Termination Fee
(a)    Buyer shall pay to the Company a fee of $15,000,000 plus all reasonable fees, expenses and indemnity and other payments (if any) owing any Person by the Company and its Subsidiaries in connection with the Financing (including to the Financing Sources) (such fee and other amounts, collectively, the Termination Fee) if this Agreement is terminated pursuant to Section 8.1 (other than Sections 8.1(b) and 8.1(c)) and, at the time of such termination, (x) (i) the condition to Closing set forth in Section 6.1(c) shall not have been satisfied (other than where the failure to satisfy such condition has resulted from the Company’s failure to comply in any material respect with its obligations under Section 5.4(b)(ii)(B)), and (ii) all other conditions to Closing set forth in Sections 6.1 and 6.2 shall have been satisfied (other than the conditions to Closing set forth in Section 6.1(d) and 6.2(d) (to the extent the actions and deliveries referred to in Sections 6.1(d) and 6.2(d) would only be undertaken in connection with a Closing following the satisfaction or waiver of the other conditions in Article VI) and those conditions that, by their nature, are to be satisfied at (but not contingent upon) the Closing but subject to the satisfaction of such conditions) or (y) (i) all of the conditions to Closing set forth in Sections 6.1 and 6.2 shall have been satisfied (other than the condition to Closing set forth in Sections 6.1(d) and 6.2(d) (to the extent the actions and deliveries referred to in Sections 6.1(d) and 6.2(d) would only be undertaken in connection with a Closing following the satisfaction or waiver of the other conditions in Article VI) and those conditions that, by their nature, are to be satisfied at the Closing but subject to the satisfaction of such conditions) and (ii) Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2. Any such Termination Fee due under this Section 8.3(a) shall be paid by wire transfer of immediately available funds on the Business Day immediately following the date of termination of this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, in the event that Termination Fee is payable in accordance with the terms of this Agreement, the Company’s receipt of the Termination Fee pursuant to this Section 8.3 shall, subject to Section 10.2, be the sole and exclusive remedy of the Company against Buyer or the Financing Sources, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, agents, representatives, successors or assigns for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement, and upon payment of such amounts, none of Buyer or the Financing Sources, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, agents, representatives, successors or assigns shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Each of the Company and Buyer acknowledges and agrees that the agreements contained in Section 8.3(a) are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company would not enter into this Agreement and the parties expressly acknowledge and agree that in the event that the Company is paid the Termination Fee, the receipt of the Termination Fee by the Company shall not be deemed a penalty, but shall be deemed to be liquidated damages for any and all losses suffered or expenses incurred by the Company in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended by the Company and its Affiliates, and its and their representatives, and the opportunities foregone by the Company, while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision. If Buyer fails promptly to pay the amount due pursuant to Section 8.3(a), and, in order to obtain such payment, the Company commences a claim that results in a judgment or order in its favor for such payment, Buyer shall pay to the Company all out-of-pocket costs and expenses in connection with such claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.
(c)    This Section 8.3 shall not limit the ability of the parties to enforce the Confidentiality Agreement nor shall it limit the right of the parties to seek specific performance of this Agreement pursuant to Section 10.2 prior to the termination of this Agreement in accordance with its terms; provided that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Termination Fee.
ARTICLE 9

OTHER AGREEMENTS
Section 9.1    Other Matters. The Parties hereby agree to the provisions set forth on Annex 9, which are hereby incorporated herein by reference.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Survival; Recourse. The representations and warranties of the Company contained herein shall not survive the Closing and shall thereupon terminate, and no Action for any breach thereof, or failure of any representation or warranty to be true and correct, or to recover damages in respect of any breach or failure to be true and correct, shall survive, or be available after, the Closing. All covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate. The parties agree that, following the Closing, the Buyer shall have no recourse against the Company or any of its shareholders, or any of its or their respective Affiliates, nor any officer, director, employee or representative of any of the foregoing, in respect of any breach of this Agreement.

Section 10.2    Enforcement. (a)    Subject to Section 10.2(b), the parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 10.2(b), it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.
(b)    Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to seek specific performance to cause the Buyer to obtain the Equity Financing on the terms and conditions of the Equity Commitment Letter, to cause the Junior Lenders to fund under the Junior Debt Commitment Letter and to cause the Buyer to effect the Closing in accordance with Section 2.2 only in the event that (i) all of the conditions in Section 6.1 and Section 6.2 (other than those conditions that, by their nature, are to be satisfied at the Closing (including Section 6.2(d)) but subject to the satisfaction or waiver of such conditions) are satisfied or waived at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied or waived, (ii) the Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, and (iii) the Company has confirmed in writing that if specific performance is granted and the Debt Financing and the Equity Financing are funded, then the Closing will occur; provided that in no event shall the Company be entitled to seek specific performance directly against the Financing Sources to cause the Financing Sources to fund under the Senior Debt Commitment Letter.
Section 10.3    Publicity. The Company and the Buyer agree that, no public release or announcement concerning this Agreement or any of the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other party hereto, except that the Company and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as they may reasonably determine is necessary to comply with applicable Law (including applicable securities Laws or the rules or regulations of any applicable securities exchange).
Section 10.4    Headings. Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

Section 10.5    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.
Section 10.6    Benefit of the Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Financing Sources shall be express third-party beneficiaries of this Section 10.6 and Sections 10.2, 10.8, 10.12, 10.13 and 10.14. No assignment of rights or obligations under this Agreement shall be permitted without the prior written consent of the other party hereto and any such assignment shall be void, except any assignment by the Buyer to an affiliate of the Buyer (provided that no such assignment shall relieve the Buyer of any of its obligations under this Agreement).
Section 10.7    Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:
if to the Company:

WireCo WorldGroup
2400 W. 75th Street
Prairie Village, KS 66208
Facsimile: (816) 270-4707
Attention: Brian Block

with a copy to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
Facsimile: (212) 277-4001
Attention: Mitchell Presser

if to the Buyer:

Onex Wildcat LLC
c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2S1
Facsimile: (416) 362-5765
Attention: Kosty Gilis

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile: (212) 859-4000
Attention: Christopher Ewan; David Shaw

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.
Section 10.8    Amendments and Waivers. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived or discharged except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything in this Agreement to the contrary, Sections 10.2, 10.6, 10.12, 10.13, 10.14 and this Section 10.8 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that materially and adversely affects the Financing Sources without the prior written consent of the Financing Sources materially adversely affected thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 10.9    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules (including the Disclosure Schedules) with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 10.10    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
Section 10.11    Expenses. Schedule 10.11 sets forth the allocation of out of pocket costs and expenses of outside advisers (including attorneys, accountants and financial advisers) incurred by or on behalf of each of the Company, the Buyer and the existing shareholders of the Company in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (the Professional Fees) and the aggregate estimated amount of Professional Fees that each of the Company, the Buyer and such Existing Shareholders have included in respect of their respective advisors in the Sources and Uses Schedule. The Parties agree that, in the event that the Closing occurs, all Professional Fees shall be paid for out of the proceeds payable in connection with the transactions contemplated hereby up to the amount set forth on Schedule 10.11; provided, however, that if (i) the Professional Fees of any Person other than the Company exceeds the total amount of Professional fees attributable to such Person on Schedule 10.11, then such Person shall be responsible for such excess and (ii) the Professional Fees incurred by the Company exceeds the total amount of Professional fees attributable to the Company on Schedule 10.11, then such excess shall be funded at the Closing, by an additional equity contribution by the Buyer not exceeding the remaining amount required to be funded (and at the Final Per Share Price); provided, however, that the other shareholders of the Company shall be entitled to contribute their pro rata share of any such amount required to be funded in equity and the number of Ordinary Shares issuable to the Buyer at Closing shall only be adjusted to reflect such additional equity contribution to the extent that any shareholder fails to contribute its pro rata share. Except as otherwise expressly set forth herein (including the foregoing sentence, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 10.12    Financing Sources. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, each of its affiliates and any of their and their affiliates’ respective equity-holders, partners, members, affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against the Financing Sources in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and each of the Company (on behalf of itself, each of its subsidiaries and any of their respective equity-holders, partners, members, affiliates, directors, officers, employees, agents and representatives (collectively with the Company, the Company Related Parties)) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereby (including any proceeding relating to the Debt Financing). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any losses to the Company or any subsidiary thereof (or any of their respective equity-holders, partners, members, affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or the transactions contemplated hereby, and no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. In no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreements against, or seek to recover monetary damages from, any Financing Source of (b) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing commitments or the obligations of the lenders thereunder. Nothing in this Section 10.12 shall in any way expand the circumstances in which the Buyer may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing). Nothing in this Section 10.12 shall in any way limit or qualify the liabilities of the Financing Sources and the other parties to the Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith.
Section 10.13    Governing Law. This Agreement and all controversies arising out of or relating to it (including but not limited to any controversies arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby) shall be governed by, and construed in accordance with, the Laws (excluding conflict of Laws rules and principles that would cause the application of the laws of another state, province or jurisdiction) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
Section 10.14    Jurisdiction: No Jury Trial. Each of the Buyer and the Company (on behalf of itself and the Company Related Parties) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal and state courts located in New York County in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). Each of the Buyer and the Company (on behalf of itself and the Company Related Parties) hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby (including the Debt Financing) in the federal and state courts located in New York County in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE BUYER AND THE COMPANY (ON BEHALF OF ITSELF AND THE COMPANY RELATED PARTIES) HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY AGREEMENT OR OTHER ARRANGEMENT ENTERED INTO WITH ANY FINANCING SOURCE.
Section 10.15    Entire Agreement. This Agreement (including the schedules hereto), together with the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WIRECO WORLDGROUP (CAYMAN) INC.

By:    /s/ Chris Ayers________________
Chris Ayers
President and Chief Executive Officer

ONEX WILDCAT LLC

By:    /s/ Robert Le Blanc_____________
Robert Le Blanc
Authorized Signatory